Exhibit 11(a)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of Variable Insurance Products Fund, of our reports dated February 5, 1998 and February 3, 1998 (Money Market Portfolio) relating to the financial statements and financial highlights included in the December 31, 1997 Annual Reports to Shareholders of Variable Insurance Products Fund: Money Market Portfolio, High Income Portfolio, Equity-Income Portfolio, Growth Portfolio and Overseas Portfolio, which is incorporated by reference in such Registration Statement.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
/c/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
April 16, 1998